U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 14, 2011

SUNSHINE BIOPHARMA, INC.
(Exact name of small business issuer as specified in its charter)

Colorado	000-52898	20-5566275
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

2015 Peel Street
5th Floor
Montreal, Quebec, Canada H3A 1T8
 (Address of principal executive offices)

(514) 764-9698
(Issuer's Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective June 14, 2011, we entered into a Clinical Trials Agreement (the “Agreement”) with The Jewish General Hospital, Montreal, Canada, (“JGH”), one of McGill University’s Hospital Centers.  The purpose of the Agreement is to conduct the necessary research and development to advance our lead compound, Adva-27a (difluoro-etoposide), through the various stages of preclinical studies and Phase I clinical trials.

The preclinical and clinical studies to be performed at the Segal Cancer Centre/Jewish General Hospital will be under the directorship of Dr. Gerald Batist, MD, Minda de Gunzburg Professor of Oncology and Director of the McGill University Centre for Translational Research in Cancer which is a comprehensive cancer research and treatment program that includes a Clinical Research Unit, a Tissue Repository, a Molecular Modeling Unit, a GMP Cell Preparation Facility and a virtual link-up of scientists throughout the Montreal area focusing on laboratory-clinic interface research.

We shall be responsible for payment of all costs incurred relevant to the Agreement performed by JGH which the parties have estimated to be approximately $1,650,000, on a pay-as-you-go basis.

The Agreement shall be in force for a period of three (3) years from the Effective Date.  The Agreement also provides for an extension of the Agreement until the Project is completed, by the written consent of the parties.  The Agreement also provides for the right of either party to terminate the Agreement upon thirty (30) days written notice.

A copy of the Agreement is attached hereto and incorporated herein as if set forth as Exhibit 10.5

ITEM 7.01 REGULATION FD DISCLOSURE

Our Press Release relating to the Agreement is attached as Exhibit 99.3 and is hereby incorporated.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits.  The following exhibits are included in this report:

No.           Description

10.5	Research Agreement between Sunshine Biopharma, Inc. and Jewish General Hospital

99.3	Press Release re: Clinical Trials Agreement with Jewish General Hospital

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNSHINE BIOPHARMA, INC. (Registrant)

Dated: June 17, 2011	By:	/s/ Steve N. Slilaty
Dr. Steve N. Slilaty
Chief Executive Officer

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